Exhibit 99.3

CFO Commentary on Third Quarter 2016 Financial Results

November 1, 2016

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Daylight Time on November 1, 2016, to review third quarter 2016 results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Third Quarter 2016 Summary

The Company reported record third quarter net sales of $124.7 million, an increase of 87% from $66.8 million in the prior year, reflecting a contribution of $39.7 million from mophie. Gross profit margin for the quarter was $43.1 million or 35% and operating expense was $55.9 million or 45% of net sales. The increase in operating expense is primarily due to a $24.3 million non-cash, net impairment charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts. Excluding the impairment charge, operating expense would have been 25% of net sales. The Company reported a net loss of ($7.1) million, ($0.25) per diluted share, compared to net income of $3.7 million, $0.13 per diluted share, in the prior year. Non-GAAP net income, which adjusts for costs incurred related to the mophie acquisition (including the $24.3 million net mophie impairment charge), net of tax, was $8.3 million or $0.29 per share.

The Company revised 2016 guidance (inclusive of the operations of mophie after March 3, 2016) to a lower range for net sales and Adjusted EBITDA, primarily due to (1) supply constraints for new device launches from original equipment manufacturers, which has delayed screen protection reorders in the fourth quarter from wireless and big box retailers, (2) potential delays from the fourth quarter of 2016 to the first quarter of 2017 related to the launch of the mophie juice pack for the iPhone 7 and 7 Plus, (3) the impact of the Samsung Note 7 recall, and (4) and slower than anticipated recovery of mophie sales.

The Company’s revised annual guidance for 2016 is as follows:

●	Net sales of $400 - $420 million
●	Gross profit margin (as a percentage of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $52 - $55 million (13% of net sales)
●	Annual effective tax rate of approximately 40%

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Please refer to the 2016 Business Outlook on page 6 for additional details.

2016 Third Quarter Results

(All income statement and non-GAAP comparisons are versus third quarter 2015, unless noted. All market share statistics are supplied by The NPD Group / Retail Tracking Service and only refer to U.S. retail sales.)

Net Sales

Net sales were $124.7 million, an increase of 87% compared to $66.8 million. The increase in net sales was due primarily to (1) mophie net sales of $39.7 million and (2) a 35% increase in screen protection sales to $64.6 million. These increases were partially offset by a decline in keyboard sales. ZAGG net sales (excluding mophie results) increased by $18.2 million or 27%, to $84.9 million.

International

International sales increased 123% to a record $15.9 million, compared to $7.1 million. The increase is due primarily to expanded retail distribution in Western Europe. The impact of foreign exchange rates was negligible in the quarter.

Online

Online sales increased by 136% to $8.3 million, compared to $3.5 million. The increase is due to increased optimization of the ZAGG website and the contribution of sales from the mophie website of $2.8 million.

Product Categories

Screen protection sales increased 35% to a record $64.6 million, compared to $47.9 million. Screen protection sales grew versus the prior year quarter primarily due to new product introductions and increased distribution at wireless retailers. For the third quarter, the InvisibleShield brand remained #1 in dollar share at 52 percent compared to 44 percent last year.

Power cases sales were $15.5 million from sales under the mophie brand.

Power management (external batteries) grew to $27.2 million, an increase from $1.6 million. The increase was primarily due to the impact of mophie Powerstation sales.

Tablet keyboard sales decreased 18% to $8.0 million, compared to $9.8 million.

Audio sales increased 29% to $7.8 million, compared to $6.1 million. In the third quarter, IFROGZ sales grew 43 percent year-over-year, triple the stereo headphones category’s market growth of 14 percent. In addition, IFROGZ was #1 in unit market share in the stereo headphones category as a result of strong sales of our updated Plugz with Mic at key retailers, feature improvements in existing products, and back-to-school promotions at key retailers.

Gross Margin

Gross profit margin was 35% ($43.1 million) compared to 37% ($24.9 million). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins, but was partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 42% compared to 37%.

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Operating Expense

Operating expense was 45% of net sales or $55.9 million, and includes a non-cash net impairment charge of $24.3 million charge related to a dispute with the former mophie shareholders over the acquisition date value of the mophie working capital accounts. Operating expense excluding the impairment charge would have been 25% or $31.5 million, an improvement compared to 28% of net sales or $18.7 million in 2015. A portion of the increase was also due to the inclusion of mophie operating expenses of $11.0 million, which included (1) $0.7 million in amortization of acquired intangibles and (2) $0.4 million in restructuring charges.

Income Tax Expense

The effective tax rate for the quarter was 47% compared to 39%. The change in the effective tax rate for the three months ended September 30, 2016 is due to a decrease in the domestic manufacturing deduction and permanent differences related to the acquisition of mophie. The Company’s effective tax rate will generally differ from the U.S. Federal statutory rate of 35%, due to state taxes, permanent items, and the Company’s global tax strategy.

Net Income (Loss)

Net loss for the third quarter was $(7.1) million, or diluted loss per share of $(0.25) (on 28.1 million shares), compared to net income $3.7 million, or diluted earnings per share of $0.13 (on 28.9 million shares).

Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Income

Adjusted EBITDA for the quarter was $17.8 million (14% of net sales) compared to $9.9 million (15% of net sales). Adjusted EBITDA for ZAGG (excluding mophie) increased to $19.7 million (23% of net sales).

In conjunction with the acquisition of mophie, the Company incurred certain incremental transaction-related expenses (including restructuring), amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and a net impairment charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts. Adjusted Net Income and Adjusted Earnings per Share adjust for the effect of these charges.

Adjusted Net Income was $8.3 million or $0.29 per diluted share compared to $3.7 million or $0.13.

2016 Year to Date Results

(All comparisons are versus the first nine months of 2015, unless otherwise noted. All market share statistics are supplied by The NPD Group / Retail Tracking Service and only refer to U.S. retail sales.)

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Net Sales

Net sales increased to $286.9 million, a 50% increase compared to $190.7 million. The increase in net sales was due primarily to (1) mophie net sales of $79.4 million, and (2) a 19% increase in screen protection sales to $153.0 million. These increases were partially offset by a decline in tablet keyboard sales.

International

International sales increased 87% to $33.0 million, compared to $17.7 million. The increase is due primarily to expanded retail distribution in Western Europe. The impact of foreign exchange rates was negligible in the period.

Online

Online sales increased by 130% to $22.7 million, compared to $9.9 million. The increase is due to increased optimization of the ZAGG website and the contribution of sales from the mophie website of $6.5 million.

Product Categories

Screen protection sales increased 19% to $153.0 million, compared to $128.3 million. The increase was primarily due to new product introductions and increased distribution at wireless retailers. Year-to-date, the InvisibleShield brand has a 50% dollar share.

Power cases sales were $43.3 million from sales under the mophie brand.

Power management sales increased to $42.5 million, compared to $4.1 million due to sales under the mophie brand.

Tablet keyboard sales decreased to $25.5 million, compared to $35.5 million.

Audio sales increased to $19.0 million, compared to $17.1 million, due to strong sell through of IFROGZ branded products at key retailers. Year-to-date, the IFROGZ brand has grown twice as fast as the overall stereo headphone category with growth of 19% in retail dollar sales and 34% in unit sales, and was the largest brand in the stereo headphone (on/around ear) category in unit sales at 33%.

Gross Margin

Gross profit margin was 34% ($97.7 million) compared to 38% ($72.8 million). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins and the expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting. These decreases were partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 41% compared to 38% due to record screen protection sales in the third quarter.

Operating Expense

Operating expense was 40% of net sales ($115.5 million), compared to 29% of net sales ($54.9 million). The dollar increase was primarily attributable to a non-cash net impairment charge of $24.3 million in the third quarter related to a dispute with the former mophie shareholders over the acquisition date value of the mophie working capital accounts. Operating expense excluding the impairment would have been 32% or $91.2 million. A portion of the increase was also due to the inclusion of mophie operating expenses of $29.9 million.

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Income Tax Expense The effective tax rate was 41% compared to 40% in the prior year. The change in the effective tax rate for the nine months ended September 30, 2016 was primarily due to a decrease in the domestic manufacturing deduction and permanent differences related to the acquisition of mophie. The Company’s effective tax rate will generally differ from the U.S. Federal Statutory rate of 35%, due to foreign and state taxes, permanent items, and the Company’s global tax strategy.

Net Income (Loss)

Net loss was $(11.4) million versus net income of $10.6 million. Fully diluted loss per share for the first nine months was $(0.41) (28.1 million shares) compared to net earnings per fully diluted share of $0.36 (29.5 million shares).

Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Income (Loss)

Adjusted EBITDA for the first nine months increased 13% to $33.5 million (12% of net sales) compared to $29.5 million (16% of net sales). Adjusted EBITDA for ZAGG (excluding mophie) increased to $39.3 million (19% of net sales).

As stated above, Adjusted Net Income and Adjusted Earnings per Share adjust for the transaction-related expenses (including restructuring), amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and a net impairment charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts.

Adjusted Net Income was $10.5 million or $0.38 per diluted share compared to $10.6 million or $0.36.

Balance Sheet (as of September 30, 2016)

(All balance sheet comparisons are versus December 31, 2015, unless noted.)

Cash and Cash Equivalents

The cash and cash equivalents balance was $9.0 million compared to $13.0 million, a decrease of $4.0 million. The decrease in cash is largely the result of cash used for the purchase of mophie, for working capital requirements at mophie, and purchases of fixed assets; this decrease was partially offset by cash collections and borrowings under the line of credit and term loan during the nine months ended September 30, 2016.

Account Receivables

Accounts receivable increased to $83.1 million compared to $57.6 million, an increase of $25.4 million. The increase was primarily due to the addition of accounts receivable from the mophie acquisition, and higher net sales in the third quarter. Day’s sales outstanding (DSO) were virtually flat at 68 days compared to 67 days.

Inventory

Inventories were $66.2 million compared to $45.9 million. The increase in inventory is primarily due to the addition of mophie inventory. ZAGG inventory (excluding mophie) decreased to $31.0 million, a decrease of $14.9 million or 32%.

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Debt

Concurrent with the close of the merger with mophie on March 3, 2016, the Company entered into a Credit and Security Agreement (the “Agreement”) with KeyBank National Association. The Agreement provides an $85.0 million revolving line of credit with a maturity date of March 2, 2021. Borrowings under the line of credit are subject to a borrowing base limit, which is calculated from outstanding accounts receivable and inventory. Interest on the line of credit accrues at the prime rate plus 0.50% or LIBOR plus 1.50%. The Agreement also provides a $25.0 million term loan commitment. Payments on the term loan began April 1, 2016 and continue until it is paid in full on March 2, 2020. Interest on the term loan will accrue at the base rate plus 1.0% or at a rate of LIBOR plus 2.0%.

At the end of the third quarter, the Company had a balance on the line of credit of $30.2 million, and a balance on the term loan of $21.9 million.

2016 Business Outlook

The Company revised 2016 guidance (inclusive of the operations of mophie after March 3, 2016) to a lower range for net sales and Adjusted EBITDA, primarily due to (1) supply constraints for new device launches from original equipment manufacturers, which has delayed screen protection reorders in the fourth quarter from wireless and big box retailers, (2) potential delays from the fourth quarter of 2016 to the first quarter of 2017 related to the launch of the mophie juice pack for the iPhone 7 and 7 Plus, (3) the impact of the Samsung Note 7 recall, and (4) and slower than anticipated recovery of mophie sales.

The Company’s revised annual guidance for 2016 is as follows:

●	Net sales of $400 - $420 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $52 - $55 million (13% of net sales)
●	Annual effective tax rate of approximately 40%

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA and Adjusted Net Income, non-GAAP metrics, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price), Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price – all net of tax), and Adjusted Earnings per Share (Adjusted Net Income divided by weighted average shares outstanding) contained in this release are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; (k) adoption of or changes in accounting policies, principles, or estimates; and (l) the resolution of the dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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